Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-46633) and related Prospectus of America Online, Inc. for the registration of $350,000,000 of 4% Convertible Subordinated Notes due November 15, 2002, the 6,705,790 underlying shares of its common stock, and 204,139 shares of its common stock held by certain securityholders and to the incorporation by reference therein of our report dated September 10, 1997, with respect to the consolidated financial statements of America Online, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.




                                                           /s/Ernst & Young LLP
                                                           Ernst & Young LLP


Vienna, Virginia
June 10, 1998